Exhibit 99.1

SINTX TECHNOLOGIES Informs Stockholders of Key Dates and Terms Related to Announced Rights Offering

SALT LAKE CITY, UT, December 27, 2019 (GLOBE NEWSWIRE) - SINTX Technologies, Inc. (NASDAQ: SINT) (“SINTX” or the “Company”), an original equipment manufacturer (OEM) ceramics company that develops and commercializes silicon nitride for medical and non-medical applications, today provided an informational update to its security holders regarding its proposed rights offering and the expected key dates and terms relative to the offering. Security holders are advised that open market purchases of SINTX’s common stock be completed by Wednesday, January 15, 2020 to be considered a stockholder of record on Friday, January 17, 2020. Holders of the Company’s Series B Preferred Shares and warrants issued September 11, 2015, April 4, 2016, April 28, 2016, July 8, 2016, January 20, 2017, and May 14, 2018 are also entitled to participate in the rights offering on the same terms as the common stockholders (collectively, the “Security Holders”). Security Holders or other interested parties are advised to direct all questions and informational requests to the contacts listed below.

Under the proposed rights offering, SINTX will distribute to the Security Holders, at no charge, one non-transferable subscription right for each share of common stock and Series B Preferred Stock and each warrant (on an as-if-converted-to-common-stock basis) held on the record date. Each right will entitle the holder to purchase one unit, at a subscription price of $1,000 per unit, consisting of one share of Series C Convertible Preferred Stock with a face value of $1,000 (and immediately convertible into 500 shares of SINTX’s common stock at a conversion price of $2.00 per share) and 500 warrants to purchase 500 shares of SINTX’s common stock with an exercise price of $2.00 per share. The warrants will be exercisable for 5 years after the date of issuance and shall be redeemable as described in the preliminary and final prospectus, when available.

The subscription rights are non-transferable and may only be exercised during the anticipated subscription period of Saturday, January 18, 2020 through 5:00 PM ET on Monday, February 3, 2020, unless extended in the sole discretion of the Company.

The expected calendar for the rights offering is as follows:

●	Wednesday, January 15, 2020: Ownership Day — in order to be considered a stockholder of record on Friday, January 17, 2020, shares should be acquired by this date.
●	Friday, January 17, 2020: Record Date
●	Saturday, January 18, 2020: Distribution Date; Subscription Period Begins
●	Monday, February 3, 2020: Subscription Period Ends 5:00 PM ET (unless extended at SINTX’s sole discretion)

Holders who exercise their subscription rights in full will be entitled, if available, to subscribe for additional units that are not purchased by other stockholders, on a pro rata basis and subject to ownership limitations.

SINTX has engaged Maxim Group LLC as dealer-manager in the rights offering. Questions about the rights offering or requests for copies of the preliminary and final prospectuses, when available, may be directed to Maxim Group LLC at 405 Lexington Avenue, New York, NY 10174, Attention Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3745.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The rights offering, which is expected to commence following the effectiveness of the registration statement, is being made only by means of a written prospectus. A preliminary prospectus relating to and describing the proposed terms of the rights offering has been filed with the SEC as a part of the registration statement and is available on the SEC’s website at www.sec.gov. Copies of the preliminary and final prospectuses for the rights offering may be obtained, when available, from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, Attention Syndicate Department, email: syndicate@maximgrp.com or telephone (212) 895-3745.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SINTX Technologies, Inc.

SINTX Technologies is an OEM ceramics company that develops and commercializes silicon nitride for medical and non-medical applications. The core strength of SINTX Technologies is the manufacturing, research, and development of silicon nitride ceramics for external partners. The Company presently manufactures silicon nitride spinal implants in its FDA registered and ISO 13485 certified manufacturing facility for CTL-Amedica, the exclusive retail channel for silicon nitride spinal implants.

For more information on SINTX Technologies or its silicon nitride material platform, please visit www.sintx.com.

Forward-Looking Statements

This press release contains forward-looking statements, including those relating to a potential rights offering, within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) that are subject to a number of risks and uncertainties. Risks and uncertainties that may cause such differences include, among other things, the Company’s ability to complete the rights offering; volatility in the price of the Company’s common stock; the uncertainties inherent in research and development, including the cost and time required advance our products to regulatory submission; market acceptance of our products once cleared and commercialized; our ability to raise additional funding and other competitive developments. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 11, 2019, and in SINTX’s other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Contact:

SINTX Technologies

801.839.3502

IR@sintx.com